PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-31226
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                            [HOLDERS BROADBAND LOGO]



                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                Primary
                                                                    Share       Trading
                 Name of Company (1)                  Ticker       Amounts      Market
         -----------------------------------------  ----------  ------------  -----------
         Agere Systems Inc.                            AGR       .798493151      NYSE
         Applied Micro Circuits Corporation            AMCC          2          NASDAQ
         Broadcom Corporation                          BRCM          3          NASDAQ
         Ciena Corporation                             CIEN          2          NASDAQ
         Comverse Technology, Inc.                     CMVT          2          NASDAQ
         Conexant Systems, Inc.                        CNXT          2          NASDAQ
         Corning, Inc.                                 GLW           9           NYSE
         Freescale Semiconductor Class B               FSLB       1.98747       NASDAQ
         JDS Uniphase Corporation                      JDSU         11.8        NASDAQ
         Lucent Technologies, Inc.                      LU           29          NYSE
         Motorola, Inc.                                MOT           18          NYSE
         Mindspeed Technologies                        MSPD        0.6667       NASDAQ
         Nortel Networks Corporation                    NT           28          NYSE
         PMC-Sierra, Inc.                              PMCS          1          NASDAQ
         Qualcomm Incorporated                         QCOM          16         NASDAQ
         RF Micro Devices, Inc.                        RFMD          2          NASDAQ
         Skyworks Solutions, Inc.                      SWKS        0.702        NASDAQ
         Sycamore Networks, Inc.                       SCMR          3          NASDAQ
         Tellabs, Inc.                                 TLAB          4          NASDAQ
         Terayon Communications Systems, Inc.         TERNE          2          NASDAQ
         Tut Systems                                   TUTS      0.0326432      NASDAQ

(1) As a result of the merger of Scientific-Atlanta, Inc. (NYSE ticker "SFA") and Cisco Systems, Inc., Scientific-Atlanta, Inc. will no longer be an underlying constituent of the Broadband HOLDRS Trust. For each share of Scientific-Atlanta, Inc. held, shareholders received $43.00 in cash. For the 2 shares of Scientific-Atlanta, Inc. per 100 shares round lot of Broadband HOLDRS, The Bank of New York received $86.00. The Bank of New York distributed the cash at a rate of $ 0.86 per depositary share of "BDH," less custody fees on March 2, 2006.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.